Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

FOR IMMEDIATE RELEASE
October 14, 2010

Norfolk Southern announces termination of private exchange offer

NORFOLK, VA. — Norfolk Southern Corporation announced today that it has terminated its previously announced private exchange offer (the "Exchange Offer") for its outstanding 7.90% Notes due 2097 (the "Existing Notes"). The Exchange Offer was made pursuant to an offering memorandum dated September 16, 2010, and a related letter of transmittal.  As a result of the termination of the Exchange Offer, no Existing Notes will be accepted for exchange and all Existing Notes tendered pursuant to the Exchange Offer will be promptly returned to their respective tendering holders.
Eligible holders of the Existing Notes may contact the Information and Exchange Agent, D.F. King & Co., Inc. at (800) 848-3416 (U.S. Toll-free) or (212) 269-5550 (Collect), with any questions regarding the termination of the Exchange Offer.
This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities.

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serving every major container port in the eastern United States and providing superior connections to western rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is North America’s largest rail carrier of metals and automotive products.

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Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

Forward-Looking Statements
This release contains forward-looking statements about Norfolk Southern Corporation.  Forward-looking statements reflect management's good-faith evaluation of information currently available.  However, such statements are dependent on and, therefore, can be influenced by a number of external variables over which management has little or no control, including: legislative and regulatory developments; transportation of hazardous materials as a common carrier by rail; acts of terrorism or war; general economic conditions; impacts of environmental regulations on utility coal customers and/or the value of certain of Norfolk Southern's assets; competition and consolidation within the transportation industry; the operations of carriers with which it interchanges; disruptions to its technology infrastructure, including computer systems; labor difficulties, including strikes and work stoppages; results of litigation; natural events such as severe weather, hurricanes, and floods; unavailability of qualified personnel due to unpredictability of demand for rail services; fluctuation in supplies and prices of key materials, in particular diesel fuel; and changes in securities and capital markets.  Information concerning potential factors that could affect Norfolk Southern's financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2009 and its other periodic reports filed with the Securities and Exchange Commission.  Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved.  As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements.  Norfolk Southern undertakes no obligation to update or revise forward-looking statements.

Norfolk Southern contacts:
Media: Frank Brown, 757-629-2710 (fsbrown@nscorp.com)
Investors: Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)